As filed with the Securities and Exchange Commission on October 31, 2002.
                                                       Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                 NETEGRITY, INC.
               (Exact name of issuer as specified in its charter)

                Delaware                         04-2911320
       (State of Incorporation)       (IRS Employer Identification Number)

                       52 Second Avenue, Waltham, MA 02451
                    (Address of Principal Executive Offices)

                                  781-890-1700
              (Registrant's telephone number, including area code)

         NETEGRITY, INC. 2002 EMPLOYEE RETENTION GENERAL INCENTIVE PLAN
                            (Full title of the Plan)

                                  Colette Cooke
                       Vice President and General Counsel
                                 Netegrity, Inc.
                                52 Second Avenue
                                Waltham, MA 02451
                                 (781) 890-1700

            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                               Proposed Maximum      Proposed Maximum
Title of Securities to be    Amount to be     Offering Price Per    Aggregate Offering         Amount of
registered                   registered(1)         Share(2)               Price(2)         Registration Fee(2)

Common Stock                   262,850              $ 2.02              $530,957.00              $48.89
Par value $.01 per share           150              $15.37              $  2,305.50              $ 0.21
                               -------              ------              -----------              ------
                               263,000                                  $533,262.50              $49.06


(1) Also registered hereunder are such additional number of shares of Common Stock, presently indeterminable, as may be necessary to satisfy the antidilution provisions of the Plan to which this Registration Statement relates.

(2) Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The registration fee has been calculated with respect to 262,850 of the shares registered on the basis of the average of the high and low price as reported on the Nasdaq National Market ("NASDAQ"), calculated at $2.02 on October 25, 2002 and with respect to the remaining 150 shares registered on the basis of the price at which options may be exercised.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     Netegrity, Inc. ("Netegrity") hereby incorporates by reference the documents listed in (a) through (c) below. In addition, all documents subsequently filed by Netegrity pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (prior to filing of a Post-Effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

     (a) Netegrity's latest annual report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or the latest Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, which contains either directly or by incorporation by reference, audited financial statements for Netegrity's latest fiscal year for which such statements have been filed.

     (b) All of the reports filed by Netegrity pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the Prospectus referred to in (a) above.

     (c) The description of Netegrity's Common Stock which is contained in the Registration Statement filed by Netegrity under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     The financial statements for the fiscal year ended December 31, 2001, incorporated by reference in this registration statement were audited by Netegrity's former independent auditors, Arthur Andersen LLP ("Andersen"). Effective June 20, 2002, Netegrity's Board of Directors engaged KPMG LLP as its independent auditors and dismissed Andersen. Netegrity would ordinarily be required to obtain the consent of Andersen to the incorporation by reference into this registration statement of Andersen's report with respect to its financial statements for the year ended December 31, 2001. However, Andersen was indicted and found guilty of federal obstruction of justice charges and is no longer able to provide such consent. Under these circumstances, Rule 437a promulgated under the Securities Act of 1933, as amended, permits Netegrity to file this registration statement without a written consent from Andersen. The absence of Andersen's consent may limit a security holder's recovery on certain claims. In particular, and without limitation, a person who acquires shares of Netegrity will not be able to assert claims against Andersen under Section 11 of the Securities Act of 1933 if this prospectus contains financial statements audited by Andersen that include an untrue statement of material fact or omit to state a material fact necessary to make other disclosure in those financial statements not misleading. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen's provision of auditing and other services to Netegrity) may be limited as a practical matter due to recent events regarding Andersen.

ITEM 4. DESCRIPTION OF SECURITIES

Inapplicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the authorization and issuance of the Common Stock offered hereby will be passed upon for Netegrity by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporate Law and Netegrity's Certificate of Incorporation and By-Laws allow for indemnification of Netegrity's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Netegrity, and with respect to any criminal action or proceeding, actions that the indemnitee has no reasonable cause to believe were unlawful.

     Article V of the Amended By-Laws of Netegrity provides as follows:

                                    Article V

                                 INDEMNIFICATION

     SECTION 5.1 THIRD PARTY ACTIONS. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each an "Indemnitee"), against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

     SECTION 5.2 DERIVATIVE ACTIONS. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit.

     SECTION 5.3 EXPENSES. To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 5.1 and 5.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     SECTION 5.4 AUTHORIZATION AND REQUEST FOR INDEMNIFICATION.

     (a) Any indemnification requested by the Indemnitee under Section 5.1 hereof shall be made no later than ten (10) days after receipt of the written request of the Indemnitee, unless it shall have been adjudicated by a court of final determination that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     (b) Any indemnification requested by the Indemnitee under Section 5.2 hereof shall be made no later than ten (10) days after receipt of the written request of the Indemnitee, unless it shall have been adjudicated by a court of final determination that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, the Indemnitee shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of the Indemnitee's duty to the Corporation unless and only to the extent that any court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

     SECTION 5.5 ADVANCE PAYMENT OF EXPENSES. Subject to Section 5.4 above, the Corporation shall advance all expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Corporation. The Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation. The advances to be made hereunder shall be paid by the Corporation to or on behalf of the Indemnitee within 30 days following delivery of a written request therefor by the Indemnitee to the Corporation.

     SECTION 5.6 NON-EXCLUSIVENESS. The indemnification provided by this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     SECTION 5.7 INSURANCE. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article V.

     SECTION 5.8 CONSTITUENT CORPORATIONS. The Corporation shall have power to indemnify any person who is or was a director, officer, employee or agent of a constituent corporation absorbed in a consolidation or merger with this Corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in the same manner as hereinabove provided for any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     SECTION 5.9 ADDITIONAL INDEMNIFICATION. In addition to the foregoing provisions of this Article V, the Corporation shall have the power, to the full extent provided by law, to indemnify any person for any act or omission of such person against all loss, cost, damage and expense (including attorney's fees) if such person is determined (in the manner prescribed in Section 5.4 hereof) to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Corporation.

     The Delaware General Corporation Law and Netegrity's Amended and Restated By-laws provide for indemnification of Netegrity's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Netegrity, and with respect to any criminal action or proceeding, actions that the indemnitee has no reasonable choice to believe were unlawful.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Number    Description

4.1       2002 Employee Retention General Incentive Plan

5.1       Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation.

23.1      Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in Exhibit 5.1).

ITEM 9. UNDERTAKINGS

     The undersigned Registrant hereby undertakes the following:

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes, that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts on October 30, 2002.


                                               NETEGRITY, INC.

                                               By /s/ Barry N. Bycoff
                                                 -------------------------------
                                                 Barry N. Bycoff
                                                 Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Barry N. Bycoff and Regina O. Sommer and each of them acting without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                Title                                          Date

/s/ Barry N. Bycoff            Chairman of the Board of Directors,            October 30, 2002
--------------------------     President, Chief Executive Officer and
Barry N. Bycoff                Director (principal executive officer)


/s/ Regina O. Sommer           Vice President and Chief Financial Officer     October 30, 2002
--------------------------     (principal financial and accounting officer)
Regina O. Sommer


/s/ Paul F. Deninger           Director                                       October 30, 2002
--------------------------
Paul F. Deninger


/s/ Eric R. Giler              Director                                       October 30, 2002
--------------------------
Eric R. Giler


/s/ Lawrence D. Lenihan        Director                                       October 30, 2002
--------------------------
Lawrence D. Lenihan


/s/ Ralph B. Wagner            Director                                       October 30, 2002
--------------------------
Ralph B. Wagner


/s/ Michael L. Mark            Director                                       October 30, 2002
--------------------------
Michael L. Mark

                                INDEX TO EXHIBITS

Exhibit
Number

4.1        2002 Employee Retention General Incentive Plan

5.1        Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation.

23.1       Consent of PricewaterhouseCoopers LLP.

23.2       Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation
                               (included in Exhibit 5.1).